Exhibit 99.1
CONTACT:
Robin Yocum
614.212.2344
614.378.3286
FOR IMMEDIATE RELEASE
Restaurant, Franchise Growth Expert
Michael Nahkunst Joins Max & Erma’s
     COLUMBUS, OH (Sept. 10, 2007) — Michael Nahkunst, a restaurant and franchise growth expert who helped guide Chili’s, The Cheesecake Factory and BJ’s Restaurants to national prominence, has been named Chief Operating Officer at Max & Erma’s, company President Rob Lindeman announced today.
     Nahkunst will begin at Max & Erma’s (MAXE) immediately.
     “Max & Erma’s has outstanding brand recognition and a heritage of authentic hospitality — a true warm and friendly culture,” Nahkunst said. “I believe there is great potential in the Max & Erma’s brand, and I’m extremely anxious to get started.”
     “It’s exciting to join a team that has such a desire to earn a bond of trust with their guests. They live by their core values of being passionate about people, food and place.”
     Over the past two years, Max & Erma’s has invested heavily in rebranding its restaurants, upgrading its menu, and expanding its franchise operation. The hiring of Nahkunst, Lindeman stressed, enables Max & Erma’s to start tying the pieces together.
     “Mike has an innate ability to grow a brand,” Lindeman said. “I doubt there is anyone in our industry with a better understanding of how to put the right infrastructure and the right people in place. Mike is an experienced, successful individual and it gives Max & Erma’s a strategic advantage in our industry.”
     Nahkunst entered the casual dining industry in 1977 with Chili’s management at the first restaurant in Dallas. Over the next 17 years he graduated from store manager to senior vice president of operations, then to new concept development for Brinker International Inc., helping the restaurant company grow into one of the most successful in the casual dining industry.
     After three years of operating his own restaurant concepts and working as a consultant to several major restaurant companies, Nahkunst joined The Cheesecake Factory. As the company’s executive vice president and COO, Nahkunst implemented a growth strategy that expanded the chain from 18 to 35 locations.
     Most recently, Nahkunst spent three years as COO of BJ’s Restaurants, a micro-brewery and sports bar concept, spearheading key strategic operational and corporate development plans for its national growth.
     Headquartered in Columbus, Ohio, Max & Erma’s will celebrate its 35th year in business in December 2007. From a single, neighborhood restaurant that opened in 1972 in the German Village section of Columbus, Max & Erma’s has grown to 101 company-owned and franchise casual dining restaurants. Max & Erma’s grew up in the Heartland, but its footprint now extends from the East Coast to Nevada, and Grand Rapids to Atlanta. Additional information on the company can be found at www.maxandermas.com.
M&E